Exhibit 99.1

 Accelrys Announces Fiscal 2005 Fourth Quarter and Full Year Financial Results;
                           Full Year Orders Grow 12%

     SAN DIEGO--(BUSINESS WIRE)--May 12, 2005--Accelrys, Inc. (NASDAQ:ACCL) today reported unaudited financial results for the quarter and twelve months ended March 31, 2005.

     Fourth Quarter Results

     Orders in the quarter ended March 31, 2005 increased 88% to $19.1 million, up from $10.1 million in the same quarter of last year. The increase in orders was due to strong growth in sales of the traditional Accelrys scientific applications, a change in the company's sales year-end to March 31, and the acquisition of SciTegic, Inc., which the company acquired in September 2004. Revenue, which includes the impact of deferred revenue arising from the company's switch to subscription accounting, increased 70% to $18.9 million, for the quarter ended March 31, 2005, up from $11.1 million in the year-ago quarter.
     Expenses in the quarter ended March 31, 2005, were $29.5 million compared to $29.3 million in the quarter ended March 31, 2004. Expenses in the March 2005 quarter include $1.5 million for severance and related costs arising from a workforce reduction in March 2005. Expenses in the year-ago quarter included $5.2 million for severance and related costs, and $2.3 million in transaction costs arising from the spin-out of Pharmacopeia Drug Discovery, Inc.
     The company reported a loss from continuing operations of $(9.3) million, or $(0.36) per share, for the quarter ended March 31, 2005, compared to a loss from continuing operations of $(17.4) million, or $(0.72) per share in the year-ago quarter.
     The company reported a net loss of $(9.3) million, or $(0.36) per share, for the March 2005 quarter compared to a net loss of $(26.8) million, or $(1.11) per share, reported in the year-ago quarter. There were no discontinued operations reported in the March 2005 quarter, however there was a net loss from discontinued operations of $(9.4) million, or $(0.39) per share included in the March 2004 quarter.

     Full-Year Results

     Orders for the year ended March 31, 2005, grew 12% to $85.2 million, up from $76.0 million in the year ended March 31, 2004. For the full year, the company reported modest growth in orders for its traditional Accelrys scientific applications, and growth benefited from the acquisition of SciTegic, Inc., which the company acquired in September 2004. Reported revenue for fiscal 2005 was lower than orders due to the transition to subscription accounting, which caused a portion of revenue related to orders booked during fiscal 2005 to be deferred to future periods. As a result, for the year ended March 31, 2005, revenues were $69.6 million compared to $79.5 million in the year ended March 31, 2004. Correspondingly, deferred revenue increased to $42.6 million at March 31, 2005, up from $27.8 million at March 31, 2004.
     Expenses for the year ended March 31, 2005, were $96.0 million compared to $97.3 million in fiscal 2004. Expenses in fiscal 2005 include a $3.6 million lease abandonment charge related to the move of the company's headquarters, the aforementioned $1.5 million severance charge, and a $0.5 million write-off of in-process research and development arising from the SciTegic acquisition. Fiscal 2004 included a $5.2 million severance charge and $3.0 million in transaction costs arising from the spin-out of Pharmacopeia Drug Discovery, Inc.
     The company reported a loss from continuing operations in fiscal 2005 of $(24.1) million, or $(0.96) per share, compared with a loss from continuing operations in fiscal 2004 of $(14.7) million, or $(0.62) per share.
     The company reported a net loss of $(25.2) million, or $(1.00) per share, for fiscal 2005 compared to a net loss of $(24.8) million, or $(1.04) per share, reported in fiscal 2004. Fiscal 2005 included a loss from discontinued operations of $(1.1) million, or $(0.04) per share, while fiscal 2004 included a loss from discontinued operations of $(10.1) million, or $(0.42) per share.
     "I am pleased to report that orders grew in fiscal 2005 for the first time in four years," said Mark Emkjer, president and CEO of Accelrys. "I look forward to improving our financial trajectory as we strengthen our competitive position in the marketplace."
     The financial results included in this release are unaudited. The complete, audited financial statements of the company for the fiscal year ended March 31, 2005 will be included in the company's Annual Report on Form 10-K to be filed with the SEC on or before June 14, 2005.

     Conference Call Details

     At 5:00 p.m. EST today, Accelrys will conduct a conference call to discuss its fiscal 2005 fourth quarter financial results. Mark Emkjer, CEO, will host the call. To participate, please dial 1-800-659-2032 (1-617-614-2712 outside the United States) and enter the access code, 34196117, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.
     A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing 1-888-286-8010 (1-617-801-6888 outside the United States) and entering access code 48322849 from 7:00 p.m. ET May 13, through 11:59 p.m. ET, June 12, 2005.

     About Accelrys, Inc.

     Accelrys, Inc. (NASDAQ: ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today's leading research organizations. The company is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

     This news release contains forward-looking statements, including, but not limited to, statements regarding improving the company's financial trajectory and strengthening its competitive position in the marketplace. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, customer demand for the company's products, market competition for these products, successful and timely development of products, market acceptance of new products, integration of acquired businesses, and unforeseen expenses. More information about potential factors that could affect the company's business and financial results is included in the "Risk Factors" set forth in the company's Quarterly Report on Form 10-Q for the period ended December 31, 2004, and the company's other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements.


ACCELRYS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except per share data, unaudited)
Statements of Operations


                          For the Three Months   For the Twelve Months
                             Ended March 31,        Ended March 31,
                          --------------------- ----------------------
                              2005      2004       2005      2004
                          ----------- --------- ---------- -----------

 Revenue                     $18,944   $11,135    $69,631   $79,476

  Cost of revenue              5,820     4,107     17,905    18,783
  Research and development     5,161     4,265     18,324    17,651
  Sales and marketing         11,569     8,436     36,916    34,065
  General and administrative   5,461     4,971     17,290    18,552
  Severance and lease
   abandonment charges         1,498     5,199      5,110     5,199
  Write-off of in-process
   research and development        -         -        450         -
  Spin-off transaction costs       -     2,321          -     3,020
                             -------- ---------  --------- ---------
       Total operating costs
        and expenses          29,509    29,299     95,995    97,270
                             -------- ---------  --------- ---------
 Operating loss from
  continuing operations      (10,565)  (18,164)   (26,364)  (17,794)
  Interest and other income,
   net                           480       921      1,738     3,954
                             -------- ---------  --------- ---------
 Loss from continuing
  operations before taxes    (10,085)  (17,243)   (24,626)  (13,840)
  Provision for income taxes    (823)      128       (571)      859
                             -------- ---------  --------- ---------
 Loss from continuing
  operations                  (9,262)  (17,371)   (24,055)  (14,699)
 Loss from discontinued
  operations                       -    (9,399)    (1,117)  (10,116)
                             -------- ---------  --------- ---------
 Net loss                    $(9,262) $(26,770)  $(25,172) $(24,815)
                             ======== =========  ========= =========

 Per Share Amounts:
  Loss from continuing
   operations                 $(0.36)   $(0.72)    $(0.96)   $(0.62)
  Loss from discontinued
   operations                      -     (0.39)     (0.04)    (0.42)
                             -------- ---------  --------- ---------
  Net loss                    $(0.36)   $(1.11)    $(1.00)   $(1.04)
                             ======== =========  ========= =========

 Weighted average shares of
  common stock outstanding    25,920    24,090     25,137    23,870


ACCELRYS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, unaudited)
Balance Sheets

                                                         March 31,
                                                   -------------------
                                                      2005      2004
                                                   --------- ---------
Cash, restricted cash, cash equivalents and
 marketable securities                              $63,304  $141,261
Trade receivables, net                               20,006    10,860
Other assets, net                                    77,244    55,267
Assets of discontinued operations                         -    13,090
                                                   --------- ---------
Total assets                                       $160,554  $220,478
                                                   ========= =========

Current liabilities, excluding deferred
 revenue                                            $22,069   $21,564
Deferred revenue, short- and long-term               42,596    27,765
Long-term liabilities and reserves, excluding
 deferred revenue                                     2,135         -
Liabilities of discontinued operations                    -    10,898
Total stockholders' equity                           93,754   160,251
                                                   --------- ---------
Total liabilities and stockholders' equity         $160,554  $220,478
                                                   ========= =========


     CONTACT: Financial:
              Accelrys
              David Sankaran, 858-799-5447
              dsankaran@accelrys.com
              or
              Media:
              Accelrys
              Ian Clements, 858-799-5440
              iclements@accelrys.com